Exhibit 99.2

CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF
KRAKACQUISITION CORP
ADOPTED ON [•], 2025

I.	PURPOSE OF THE COMMITTEE

The purposes of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of KRAKacquisition Corp, a Cayman Islands exempted company (the “Company”), shall be to oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans, and its incentive-compensation and equity-based plans; to review and discuss, to the extent necessary, with management the Company’s compensation discussion and analysis (“CD&A”) to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”); to prepare, to the extent necessary,  the Compensation Committee Report as and if required by the rules of the SEC; and to perform such further functions as may be consistent with this Charter or assigned by applicable law or the Company’s memorandum and articles of association (as amended, restated, supplemented and/or otherwise modified from time to time).

II.	COMPOSITION OF THE COMMITTEE

The Committee shall consist of two or more directors as determined from time to time by the Board.  Except as otherwise permitted by applicable phase-in rules and exemptions, each member of the Committee must meet any applicable independence requirements of the Nasdaq Stock Market (“Nasdaq”). In addition, except as provided in the immediately succeeding sentence or as determined by the Board, each member of the Committee must qualify as a “nonemployee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the event the Board determines that a director who does not qualify as a “non-employee director” should nevertheless serve on the Committee, appropriate arrangements may be made for a subcommittee of the Committee to act on behalf of the Committee (or for the full Board to act) to the extent necessary to satisfy any applicable requirements of Rule 16b-3.
The chairperson of the Committee shall be designated by the Board, provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.
Any vacancy on the Committee shall be filled by majority vote of the Board.  No member of the Committee shall be removed except by majority vote of the Board.

III.	MEETINGS AND PROCEDURES OF THE COMMITTEE

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less than twice annually.  The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary, provided, that the Chief Executive Officer of the Company may not be present during any portion of a Committee meeting in which deliberation or any vote regarding his or her compensation occurs.
Notice of meetings shall be given to all Committee members or may be waived, in the same manner as required for meetings of the Board. Meetings of the Committee may be held by means of conference telephone, video or other communications equipment by means of which all persons participating in the meeting can hear and speak with each other. A majority of the members of the Committee shall constitute a quorum. The affirmative vote of a majority of members present at a meeting at which a quorum is present shall constitute the action of the Committee.
The Committee shall establish its own schedule of meetings. The Committee shall maintain minutes of its meetings and records relating to those meetings and shall report regularly to the Board on its activities, as appropriate.
A resolution in writing (in one or more counterparts) signed by all the members of the Committee shall be as valid and effectual as if it had been passed at a meeting of the Committee duly convened and held.

IV.	DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

A.	Executive Compensation

The Committee shall have the following duties and responsibilities with respect to the Company’s executive compensation plans:
1.          To review at least annually the goals and objectives of the Company’s executive compensation plans, and amend, or recommend that the Board amend, these goals and objectives if the Committee deems it appropriate.
2.          To review at least annually the Company’s executive compensation plans in light of the Company’s goals and objectives with respect to such plans, and, if the Committee deems it appropriate, adopt, or recommend to the Board the adoption of, new, or the amendment of existing, executive compensation plans.
3.          To evaluate annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans, and, either as a Committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s compensation level based on this evaluation.  In determining the long-term incentive component of such Chief Executive Officer’s compensation, the Committee shall consider factors as it determines relevant, which may include, for example, the Company’s performance and relative shareholder return, the value of similar awards to chief executive officers of comparable companies, and the awards given to such Chief Executive Officer in past years.  The Committee may discuss the Chief Executive Officer’s compensation with the Board if it chooses to do so.

4.          To evaluate annually the performance of the other executive officers of the Company in light of the goals and objectives of the Company’s executive compensation plans, and either as a Committee or together with the other independent directors (as directed by the Board), determine and approve the compensation of such other executive officers.  To the extent that long-term incentive compensation is a component of such executive officer’s compensation, the Committee shall consider all relevant factors in determining the appropriate level of such compensation, including the factors applicable with respect to the Chief Executive Officer.
5.          To evaluate annually the appropriate level of compensation for Board and Committee service by non-employee directors.
6.          To review and approve any employment, compensation, benefit, severance or termination arrangements to be made with any executive officer of the Company.
7.          To perform such duties and responsibilities as may be assigned to the Board or the Committee under the terms of any executive compensation plan.
8.          To review perquisites or other personal benefits to the Company’s executive officers and directors and recommend any changes to the Board.
9.          After the Company ceases to be an “emerging growth company” (as defined in Rule 12b-2 under the Exchange Act), to consider the results of the most recent shareholder advisory vote on executive compensation (“say-on-pay” vote) as required by Section 14A of the Exchange Act and, to the extent the Committee determines it appropriate to do so, take such results into consideration in connection with the review and approval of executive officer compensation.
10.          Subject to the exemptions available to “emerging growth companies,” at least every six years (or more frequently as appropriate) to make a recommendation to the Board regarding the frequency with which the Company will conduct a say-on-pay vote, as required by Section 14A of the Exchange Act.
11.          After the Company ceases to be an “emerging growth company” and/or “smaller reporting company,” (as each term is defined in Rule 12b-2 under the Exchange Act) to review and discuss with management the Company’s CD&A, and based on that review and discussion, to recommend to the Board that the CD&A be included in the Company’s annual proxy statement or annual report on Form 10-K.
12.          To the extent required, determine and recommend to the Board for approval the Company’s policy with respect to change-of-control or “parachute” payments.
13.          Review and make recommendations to the Board with respect to executive officer and director indemnification and insurance matters.
14.          To review compensation arrangements for the Company’s employees to evaluate whether incentive and other forms of pay encourage unnecessary or excessive risk taking, and review and discuss, at least annually, the relationship between risk management policies and practices, corporate strategy and the Company’s compensation arrangements.
15.          Oversee and administer the Company’s policies and procedures relating to recovery of erroneously awarded compensation including the authority to amend, modify or terminate such policy and make recommendations to the Board regarding the adoption of any new policy.
16.          To review and oversee the Company’s succession planning process for executive officers.

17.          To prepare the Compensation Committee Report in accordance with the rules and regulations of the SEC for inclusion in the Company’s annual proxy statement or annual report on Form 10-K.
18.          To report regularly to the Board on Committee findings, recommendations and any other matters the Committee deems appropriate or the Board requests, and maintain minutes or other records of Committee meeting and activities
19.          To perform such other functions as assigned by law, the Company’s memorandum and articles of association (as amended, restated, supplemented and/or otherwise modified from time to time) or the Board.

B.	General Compensation and Employee Benefit Plans

The Committee shall have the following duties and responsibilities with respect to the Company’s general compensation and employee benefit plans, including incentive-compensation and equity-based plans:
1.          To review at least annually the goals and objectives of the Company’s general compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans, and amend, or recommend that the Board amend, these goals and objectives if the Committee deems it appropriate.
2.          To review at least annually the Company’s general compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans, in light of the goals and objectives of these plans, and recommend that the Board amend these plans if the Committee deems it appropriate.
3.          To review all equity-compensation plans to be submitted for stockholder approval under the Nasdaq listing standards, and to review and, in the Committee’s sole discretion, approve all equity-compensation plans that are exempt from such stockholder approval requirement.
4.          To perform such duties and responsibilities as may be assigned to the Board or the Committee under the terms of any compensation or other employee benefit plan, including any incentive-compensation or equity-based plan.
5.          To perform such duties and responsibilities as the Board may direct from time to time.

V.	ROLE OF CHIEF EXECUTIVE OFFICER

The Chief Executive Officer may make, and the Committee may consider, recommendations to the Committee regarding the Company’s compensation and employee benefit plans and practices, including its executive compensation plans, its incentive-compensation and equity-based plans with respect to executive officers (other than such Chief Executive Officer) and the Company’s director compensation arrangements.

VI.	DELEGATION OF AUTHORITY

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate, so long as such delegation is not otherwise inconsistent with law and applicable rules and regulations of the SEC and Nasdaq; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

VII.	EVALUATION OF THE COMMITTEE AND THIS CHARTER

The Committee shall, no less frequently than annually, valuate its performance.  In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope and shall recommend such changes as it deems necessary or appropriate.

VIII.	INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser.  The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other adviser retained by the Committee, the expense of which shall be borne by the Company.  The Committee may select a compensation consultant, legal counsel or other adviser to the Committee only after taking into consideration the following:
1.          The provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;
2.          The amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;
3.          The policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest:

4.          Any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;
5.          Any stock or other securities of the Company owned by the compensation consultant, legal counsel or other adviser; and
6.          Any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.
The Committee shall conduct the independence assessment with respect to any compensation consultant, legal counsel or other adviser that provides advice to the Committee, other than: (i) in-house legal counsel; and (ii) any compensation consultant, legal counsel or other adviser whose role is limited to the following activities for which no disclosure would be required under Item 407(e)(3)(iii) of Regulation S-K: consulting on any broad-based plan that does not discriminate in scope, terms, or operation, in favor of executive officers or directors of the Company, and that is available generally to all salaried employees; or providing information that either is not customized for the Company or that is customized based on parameters that are not developed by the compensation consultant, and about which the compensation consultant does not provide advice.
Nothing herein requires a compensation consultant, legal counsel or other adviser to be independent, only that the Committee consider the enumerated independence factors before selecting or receiving advice from a compensation consultant, legal counsel or other adviser.  The Committee may select or receive advice from any compensation consultant, legal counsel or other adviser it prefers, including ones that are not independent, after considering the six independence factors outlined above.
Nothing herein shall be construed: (1) to require the Committee to implement or act consistently with the advice or recommendations of the compensation consultant, legal counsel or other adviser to the Committee; or (2) to affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties.

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While the members of the Committee have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of members of the Committee, except to the extent otherwise provided under applicable U.S. federal or state law.